Advent International to Acquire Majority Stake in Walmart Brazil

Walmart Inc. to Retain 20 Percent Stake Upon Completion of Transaction

BOSTON and BENTONVILLE, Ark. - June 4, 2018 Walmart Inc. (NYSE: WMT) and Advent International, one of the largest and most experienced global private equity investors, announced that Advent has agreed to invest in a majority stake in Walmart Brazil to strengthen the business and position it for long-term success. Under the terms of the agreement, Advent will hold 80 percent of Walmart Brazil, and Walmart Inc. will retain the remaining 20 percent upon the completion of the transaction. The transaction is subject to regulatory approval in Brazil.

"We have been in Brazil for over 20 years and are excited about this partnership with one of the country's leading retailers," said Patrice Etlin, a Managing Partner at Advent International in Brazil. "We believe that with our local market knowledge and retail expertise we can position the company to generate significant results and reach new levels of success in Brazil. We plan to invest in the business, work with the Walmart Brazil management team, associates, Walmart and our industry advisors to create a more agile and modern company to accelerate its development and improve the customer experience."

Advent is a global private equity fund with a strong local presence and extensive experience in retail investment both in Brazil and internationally. Since the opening of its São Paulo office in 1997, the fund has invested in 30 Brazilian companies from various sectors. Advent has been active in the retail, consumer and leisure segments worldwide for 28 years and has completed 75 investments in 22 countries.

“Walmart is committed to building strong, resilient businesses that continuously adapt to local customers’ needs in a rapidly changing world,” said Enrique Ostale, EVP and CEO of Walmart UK, Latin America and Africa. “We will retain a stake in Walmart Brazil and continue to share our global retail expertise, giving our Brazil business the best opportunity for long-term growth, providing opportunities for associates and low prices for customers.”

The decision to partner with Advent in Brazil results from a thoughtful and deliberate review of Walmart’s international portfolio. As a result of the transaction, Walmart expects to record a non-cash, net loss of approximately $4.5 billion as a discrete item in the second quarter. A significant portion of the net loss is due to the recognition of cumulative foreign currency translation losses and the final loss could fluctuate significantly due to changes in currency exchange rates up to the date of close.  Following an anticipated close later this year, Walmart expects no ongoing material impact to EPS in the current fiscal year and a slight positive impact next fiscal year.

Walmart was advised by Goldman Sachs & Co. LLC., and Advent International was advised by Credit Suisse and Euro Latina Finance.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 270 million customers and members visit our more than 11,700 stores under 65 banners in 28 countries and eCommerce websites.

With fiscal year 2018 revenue of $500.3 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

About Walmart Brazil
Having a presence in Brazil for the last 22 years, Walmart Brazil has today 438 stores in 18 states, with 55,000 associates. In 2017, the company’s total sales were more than R$25 billion.

About Advent International
Founded in 1984, Advent International is one of the largest and most experienced global private equity investors. The firm has invested in over 330 private equity transactions in 41 countries and as of December 31, 2017, had $42 billion in assets under management. With offices on four continents, Advent has established a globally integrated team of over 190 investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business and financial services; healthcare; industrial; retail, consumer and leisure; and technology, media and telecom. After more than 30 years dedicated to international investing, Advent remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies. For more information, visit www.adventinternational.com.

About Advent International in Brazil
Advent International has been present in Brazil for more than 20 years. During this time, it has invested in 30 Brazilian companies, always with a strategy focused on revenue growth and operational excellence. Advent’s Brazilian investments have included several retail companies such as Dufry, the largest global travel retailer, Quero-Quero, Allied, International Meal Company and Fortbras.

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Forward Looking Statements
The statements in this press release regarding the impact of this transaction are believed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the “Act”), that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act. These forward-looking statements are subject to certain risks, uncertainties and other factors.

Media Contact Information

•	Walmart Media Relations:

◦	U.S.: 1-800-331-0085

◦	news.walmart.com/reporter

•	Walmart Brazil Media Relations

◦	Luiz Herrisson - luiz.herrisson@walmart.com / + 55-11-2103-5442

◦	Tania Longaresi - Tania.longaresi@walmart.com / + 55-11-21035536

•	Advent Media Relations:

◦	Brazil: Tiago Lethbridge, Nova PR - tiago.lethbridge@novapr.com.br / +55-11-99641-1444

◦	International: Chuck Dohrenwend or Dana Gorman, Abernathy MacGregor - adventinternational@abmac.com / +1-212-371-5999

Investor Relations

•	Walmart Inc.

◦	+1 (479) 277-8782